Exhibit 10.2

VISTAGEN THERAPEUTICS, INC.

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of this 8th day of April, 2013, by and among VistaGen Therapeutics, Inc. (the “Company”), and Autilion AG (the “Investor”).

RECITALS

 WHEREAS, the Investor and the Company are parties to a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Investor intends to purchase 72.0 million shares of common stock of the Company for consideration of $36,000,000 (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company and the Investor have agreed to provide for the future voting of Investor’s shares of the Company’s capital stock as set forth below.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	VOTING

1.1 Investor Shares.  The Investor agrees to hold all shares of voting capital stock of the Company registered in its name or beneficially owned by it as of the date hereof and any and all other securities of the Company legally or beneficially acquired by the Investor after the date hereof (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

1.2 Election of Directors.  On all matters relating to the election and removal of directors of the Company, the Investor agrees to vote all Investor Shares held by it (or the Investor shall consent pursuant to an action by written consent of the holders of capital stock of the Company) consistent with the recommendation of a majority of the members of the board of directors of the Company (the “Board”). Any vote taken to remove any director elected pursuant to this Section 1.2 or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2, shall also be subject to the provisions of this Section 1.2.

1.3 No Liability for Election of Recommended Director.  Neither the Investor nor any officer, director, stockholder, partner, employee or agent of Investor makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of Investor’s execution of this Agreement or by the act of Investor in voting for such nominee pursuant to this Agreement.

1.4 Legend.

(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Investor Shares the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY.  ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.  A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Investor Shares theretofore represented by a certificate carrying the Legend.  If at any time or from time to time the Investor holds any certificate representing shares of the Company’s capital stock not bearing the aforementioned legend, the Investor agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate.

1.5 Successors.  The provisions of this Agreement shall be binding upon the successors in interest to any of the Investor Shares.  The Company shall not permit the transfer of any of the Investor Shares on its books or issue a new certificate representing any of the Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an Investor.

1.6 Other Rights.  Except as provided by this Agreement or any other agreement entered into in connection with the Financing, the Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Investor Shares.

1.7 Extraordinary Transactions.

(a)           In the event that a Change in Control of the Company, as defined below in this Section 1.7, or a material or extraordinary transaction outside of the ordinary course of the Company’s business, is approved by (i) a majority of the Board, including the Purchaser Designee, as such term is defined in Section 5.12 of the Purchase Agreement; and (ii) the holders of a majority of the outstanding shares of Common Stock and other voting securities of the Company, if any, in each case held by stockholders unaffiliated with the Investor (together, the “Requisite Holders”) (an “Approved Transaction”), the Investor agrees to be present, in person or by proxy, at all meetings for the vote thereon, to vote all shares of capital stock held by such person for, or in connection with any solicitation of written consents from the stockholders of the Company, and raise no objections to such Approved Transaction, and to waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such Change in Control; or if the Approved Transaction is structured as a sale of the stock of the Company, the Investor shall agree to sell its Investor Shares on the terms and conditions approved by the Requisite Holders; provided in each case that (A) the terms of the Approved Transaction do not provide that the Investor would receive as a result of such Approved Transaction less than the amount that would be distributed to such Investor in the event the proceeds of such Approved Transaction were distributed in accordance with the liquidation preferences set forth in the Company’s Certificate of Incorporation and (B) under the agreements related to the Approved Transaction, any liability of a Investor for indemnification is pro rata in accordance with the relative gross amount of consideration payable to such Investor,  in such Approved Transaction and does not exceed the consideration actually received by the Investor, if any, in such Approved Transaction.  Subject to the foregoing, the Investor shall take all necessary and desirable actions approved by a majority of the members of the Board and/or the Requisite Holders in connection with the consummation of the Approved Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Approved Transaction and (2) effectuate the allocation and distribution of the aggregate consideration upon the Approved Transaction.

(b)           For purposes of this Section 1.7, a “Change in Control” shall mean any of the following:  (i) a sale of all or substantially all of the assets of the Company; (ii) the sale or other issuance in voting capital stock of the Company, or securities convertible into voting capital stock of the Company, resulting in more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such sale or issuance; (iii) consummation of a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) a change in ownership of the Company through a transaction or series of transactions, such that any person or entity is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of securities of the combined voting power of the Company’s then outstanding securities; provided that, for such purposes, any acquisition by the Company, in exchange for the Company’s securities, shall be disregarded; or (v) the Board (or the stockholders if stockholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company.

1.8 Irrevocable Proxy.  To secure the Investor’s obligations to vote the Investor Shares in accordance with this Agreement, the Investor hereby appoints the Chief Executive, President or Secretary of the Company, or any of them from time to time, or their designees, as such Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Investor’s Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Investor if, and only if, such Investor fails to vote all of such Investor’s Investor Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Investor’s written consent or signature.  The proxy and power granted by the Investor and Investor pursuant to this Section 1.8 are coupled with an interest and are given to secure the performance of the Investor’s duties under this Agreement.  Each such proxy and power will be irrevocable for the term hereof.  The proxy and power, so long as the Investor or any successor thereto is an individual, will survive the death, incompetency and disability of the Investor or any other individual holder of the Investor Shares and, so long as Investor is an entity, will survive the merger or reorganization of such party or any other entity holding any Investor Shares.

2.	TERMINATION.

2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) subject to Section 2.2, the date of the closing of an Approved Transaction;

(b) the date upon which Investor, together with any successor in interest to Investor’s interest in the Investor Shares, beneficially owns less than fifty percent (50%) of the Investor Shares;  and

(c) the date as of which the parties hereto terminate this Agreement by written consent of each of the parties hereto.

2.2 Notwithstanding anything in this Section 2 to the contrary, if this Agreement is terminated automatically pursuant to Section 2.1(a), then the obligations of the Investor under Section 3 shall survive such termination.  The stockholders of the Company as of immediately prior to the closing of such Change in Control are the intended third party beneficiaries of this Section 2.1.

3.	MISCELLANEOUS

3.1 Ownership.  The Investor represents and warrants to the Company that (a) such Investor owns the Investor Shares acquired on the Closing Date, as such term is defined in the Purchase Agreement, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Investor has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Investor enforceable in accordance with its terms.

3.2 Further Action.  If and whenever any Investor Shares are sold, assigned, or otherwise transferred, the Investor or the personal representative of the Investor shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Investor Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale, assignment or transfer consistent with this Agreement.

3.3 Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable.  If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with provisions set forth in Section 5.9 of the Purchase Agreement.

3.5 Amendment or Waiver.  This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of each of the Company and the Investor.  Any amendment or waiver so effected shall be binding upon the Company, the Investor and any assignee of any such party.  Notwithstanding the foregoing, this Agreement and the exhibits hereto may be amended to add additional holders of Common Stock as “Investor” or “Investors” hereunder by an instrument in writing signed by the Company and such holders.

3.6 Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7 Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

3.8 Additional Shares.  In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Investor Shares for purposes of this Agreement.

3.9 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

3.10 Waiver.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.11 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance  by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.12 Costs and Attorney’s Fees.  In the event that any action, suit or other proceeding is instituted based upon or arising out of this Agreement or the matters contemplated herein or any other matter relating to the equity interest of the Investor in the Company (whether based on breach of contract, tort, breach of duty or any other theory), the prevailing party shall recover all of such party's costs (including, but not limited to expert witness costs) and reasonable attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

3.13 Notices.  All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given in accordance with Section 5.4 of the Purchase Agreement.

3.14 Entire Agreement.  This Agreement along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

COMPANY: VistaGen Therapeutics, Inc. By: /s/ Shawn K. Singh	INVESTOR: Autilion AG By: /s/ Hillard Herzog
Name: Shawn Singh Title: Chief Executive Officer	Name: Hillard Herzog Title: President